Exhibit 10.2

Compass Minerals 9900 W. 109th Street, Suite 100 Overland Park, KS 66210 www.compassminerals .com 913-344-9200

November 24, 2021

Lorin Crenshaw
30 Kingwood Greens Drive
Kingwood, TX 77339

Dear Lorin,

I am pleased to confirm that Compass Minerals (CMP) wishes to invite you to join our leadership team by making you this offer of employment. If you accept this offer, your title will be Chief Financial Officer. Your start date will be December 1, 2021 and you will be reporting directly to me. The position will be located at our corporate office in Overland Park, Kansas.

Chief Financial Officer is a full-time exempt position. Your annual gross starting salary will be $537,500.00.

In addition to your base salary, you will be eligible to participate in CMP’s performance-based Management Annual Incentive Program (MAIP) starting with the fiscal 2022 performance year, with a target bonus equal to 70% of your base salary ($376,250.00).

You will also be eligible to participate in CMP’s Long Term Incentive Program (LTIP) starting in fiscal 2022. For your position, the LTIP target is 190% of your base salary ($1,021,250.00).

As an inducement to accept this offer of employment, you will receive additional one-time awards to compensate you for compensation you will be forfeiting upon termination of employment with your current employer.

Specifically, you will receive a one-time cash bonus payment totaling the gross amount of $712,000.00, with $75,000.00 payable within 30 days of your start date, $562,000.00 payable within 30 days of January 1, 2022, and $75,000.00 payable within 30 days of the first anniversary of your start date.

In addition, you will receive a one-time grant of restricted stock units (RSUs) valued at $250,000.00 on your start date, which will vest ratably over two years. Further, you will receive a one-time grant of performance stock units (PSUs) valued at $785,000.00 on your start date, with 50% of these PSUs cliff vesting on the two-year anniversary of your start date and 50% of these PSUs cliff vesting on the three-year anniversary of your start date. These one-time PSUs will be subject to rTSR performance metrics established by the Compensation Committee of CMP’s Board of Directors.

Enclosed you will find a benefit packet to familiarize you with benefits that are available to you and your family once you join CMP. In addition, you will be entitled to an annual physical which you can schedule through CMP. You will also be eligible to participate in the Executive Disability Plan.

To facilitate your relocation to the Overland Park, Kansas area, you are eligible for our Executive Relocation benefit for U.S. domestic relocation, with up to six (6) months of temporary housing. Please note that this benefit does not include any buy-out option of a current primary residence or home equity loss guarantee. A copy of the relocation plan will be provided to you.

Effective on your hire, you will be eligible for 5 weeks (25 days) of paid vacation annually, which, for calendar year 2021, will be prorated from your start date.

You will also be offered and, if accepted, required to sign a Change in Control Severance Agreement. If you accept this role, you will also be required to sign a Restrictive Covenant Agreement, along with other standard employment documents applicable to other CMP employees. In addition, you will be a participant in the CMP Executive Severance Plan.

We have enclosed the Change in Control Severance Agreement, Restrictive Covenant Agreement and CMP Executive Severance Plan for your review.

This offer of employment is conditional upon the verification of a satisfactory background investigation and reference checks, verification of your authorization to work in the U.S., satisfactorily passing a drug screen, and the execution of the Restrictive Covenant Agreement.

The Immigration and Control Act of 1986 requires employers to verify that every new hire is either a U.S. citizen or eligible to be employed in this country. We are required to examine and will copy any one of the following: US passport, certification of U.S. citizenship or naturalization, a valid foreign passport authorizing U.S. employment, a resident alien card containing employment, a resident alien card containing employment authorization, or other document designated by the Immigration and Naturalization Service.

Alternatively, verification can be accomplished by providing two forms of documentation one which established identity and one which establishes employment eligibility. Examples of documents which show employment eligibility are a Social Security card or birth certificate; and examples of documents which show proof of identity are a driver’s license or other state-issued card, which contain a photograph or other identifying information. The above documentation must be presented prior to commencing employment. Please bring the appropriate items on your start date.

Please sign this letter below, acknowledging your acceptance and anticipated employment date. We look forward to you joining Compass Minerals.

Sincerely,

/s/ Kevin Crutchfield
Kevin Crutchfield
President and CEO
By signing this letter below, you understand and agree that your employment with the company is at-will. That is, your employment is not for any specified duration and you or the company may terminate it, at any time, with or without cause and without notice. You are also representing and warranting to CMP that you have disclosed to CMP in writing any and all agreements to which you are currently subject that in any way restrict your right to (a) solicit employees or customers of your former employer(s) or (b) compete in any manner with your former employer(s) (e.g. a non-solicitation, non-compete or restrictive covenant agreement). Please indicate your understanding and acceptance of the terms and conditions outlined in this letter and your acceptance of this employment offer by signing and dating this page where indicated below.
Employment date: December 1, 2021

/s/ Lorin Crenshaw	11/26/21
Lorin Crenshaw	Date